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                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made and entered into as of this 5th day of September 2000 (the "Effective Date"), by and among MAS ACQUISITION XXIII CORP., an Indiana corporation ("Purchaser"), and BioDelivery Sciences, Inc., a Delaware Corporation ("BDS").


                                  WITNESSETH:

         WHEREAS, BDS and Purchaser have entered into a Letter of Intent, a copy of which is attached as Exhibit "A" ("Letter of Intent"); and

         WHEREAS, the parties hereto wish to enter into this Agreement as the Definitive Agreement between the parties to set forth the terms and conditions of Purchaser's investment in BDS.

         NOW, THEREFORE, for good and valuable consideration, including, but not limited to, the mutual representations, warranties and covenants included herein, the receipt and sufficiency of which are acknowledged hereby, the parties mutually agree as follows:


                                   ARTICLE I.

                                  Transaction.

         1.01 Purchase of Shares. BDS hereby agrees to sell and transfer to Purchaser at closing that number of shares which represents 80% of the Capital Stock of BDS which will be outstanding immediately following said purchase for a purchase price of $15,000,000 to be paid as hereinafter provided. The shares of Capital Stock to be issued hereunder shall be in the form of preferred stock having the terms and provisions specified in Exhibit 1.01 (the "Preferred Stock"). The purchase price shall be paid as follows: (i) $1,000,000 by certified check or wire transfer at the closing, as defined in Section 2.09, which amount shall be reduced by the amount of any advances which have been paid by Purchaser under the Letter of Intent or this Agreement; (ii) $500,000 by promissory note in the form of Exhibit 1.02 (the "Promissory Note A"), which Promissory Note A shall bear interest at eight percent (8%) per annum and be due and payable in one installment on January 1, 2001; and (iii) $13,500,000 by promissory note in the form of Exhibit 1.03 (the "Promissory Note B"), which shall bear interest at eight percent (8%) per annum and be payable in four (4) installments as follows: (a) $1,750,000 due on April 1, 2001; (b) $1,750,000 due on September 30, 2001; (c) $5,000,000 due on May 31, 2002 and (d)
$5,000,000 due on December 30, 2002. The Promissory Note A shall be collateralized by shares of stock of BDS representing seventeen percent (17%) of the shares of BDS outstanding immediately following the closing. The Promissory Note A shall be a corporate obligation of Purchaser and personally guaranteed as to payment by Dr. Frank O'Donnell. The Promissory Note B shall be collateralized by a pledge of shares of BDS as provided in Exhibit 1.04. Promissory Note B shall be a corporate obligation of Purchaser.

         1.02 Security Agreement (the "Security Agreement"). At closing, Purchaser shall execute and deliver to BDS, the Security Agreement in the form of Exhibit 1.04 collateralizing the Promissory Note A and Promissory Note B with a portion of the shares of Preferred Stock being acquired hereunder.

         1.03 Adjustments in the Event of Litigation or Settlement. In the event that, as part of the litigation described in Exhibit 3.11 or any settlement thereof, BDS shareholders surrender shares (or
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"Delta Shares") of BDS to the treasury of BDS, Purchaser shall likewise surrender that number of shares of Preferred Stock required to maintain the outstanding shares of Purchaser at eighty percent (80%) of the then outstanding shares of BDS. On the other hand, in the event that BDS issues additional shares (or "Delta Shares") as part of said litigation or settlement thereof, Purchaser shall receive such additional shares of BDS Preferred Stock without any further Purchase Price or consideration as may be necessary to maintain its ownership at eighty percent (80%) of the then outstanding shares of Capital Stock of BDS. The foregoing percentages are subject to adjustment to reflect any issuance of shares of Common Stock (or securities which may give rise to a right to purchase, convert or exchange into shares of Common Stock) subsequent to the closing and in circumstances where Purchaser has determined to exercise its rights as provided in Paragraph 5.03 hereof.


                                  ARTICLE II.

                                  Definitions.

         For all purposes of this Agreement, the following terms shall have the following respective meanings:

         2.01 Stock of BDS. The term "Stock of BDS" shall mean and refer to the Capital Stock of BDS regardless of Class or Series.

         2.02 Equity Security. The term "Equity Security" shall mean and refer to capital stock and other securities of a type generally regarded as Equity Securities and options, warrants, rights or other securities convertible into, exchangeable for or entitling the holder thereof, under any circumstances, to purchase or subscribe for any Equity Security.

         2.03 Debt Security. The term "Debt Security" shall mean and refer to notes, bonds, debentures, guarantees and other types of securities which are direct or assumed obligations (whether secured or unsecured) that impose a general liability upon the maker for the payment thereof, including notes and other obligations of others discounted with banks or other financial institutions or endorsed or guaranteed.

         2.04 Intellectual Property. The term "Intellectual Property" shall mean and refer to all applications for patents, trademarks and trade names, all issued patents, trademark registrations and trade name registrations, and all material proprietary trade secrets relating to information, processes or other matters which are not in the public domain.

         2.05 Mortgage Indebtedness. The term "Mortgage Indebtedness" shall mean and refer to all mortgages (real, personal and mixed), vendor's liens, deeds of trust, conditional bills of sale, security interests, pledges and other types of liens generally regarded as mortgages affecting, relating to, or pertaining to real or personal property, whether or not personal liability for the payment or discharge thereof exists.

         2.06 Preferred Stock. The term "Preferred Stock" shall mean and refer to the Preferred Stock of BDS containing the terms and provisions as set forth in Exhibit 1.01.

         2.07     INTENTIONALLY OMITTED.

         2.08 Material Contracts. The term "Material Contracts" shall mean and refer to every contract or arrangement to which the specified person or entity is a party, or by which it is bound, which contract satisfies one of the following requirements: (i) contract for employment which is not terminable at will; (ii) labor union or other collective bargaining agreement; (iii) bonuses, deferred compensation, pension, profit sharing, retirement, insurance or other fringe benefit, plan or

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arrangement; (iv) franchise, distributorship or other similar contract which will extend beyond the closing; (v) contracts or commitments of any sort or nature relating to the financing or refinancing of Mortgage Indebtedness; (vi) bonds, bills of sale, bank loans, construction loans, liens, security interest of credit agreements not otherwise specified or excluded from the above; and
(vii) any contract or commitment involving more than $10,000 and/or extending beyond the closing Date.

         2.09 Closing. The term "Closing" shall mean and refer to the closing of the transaction contemplated by this Agreement.

         2.10 Closing Date. The term "Closing Date" shall mean and refer to the date upon which the closing of this transaction occurs as set forth in Paragraph 6.01.


                                 ARTICLE III.

                    Representations and Warranties of BDS.

         BDS, intending for Purchaser and its officers and directors to rely thereon, represents, warrants and agrees as follows:

         3.01 Corporate Standing. BDS is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware. BDS has full corporate power and authority to own its assets and operate its business in the manner that such business is presently being conducted. BDS is qualified to transact business in every state where the activities of BDS require that it qualify to transact business. BDS has all governmental permits, licenses and other authorizations necessary to conduct its business as presently being conducted, and none of the transactions contemplated by this Agreement will terminate or violate any such permits, licenses or authorizations.

         3.02 Outstanding Equity Securities. Exhibit 3.02 attached hereto and incorporated herein by reference lists each class of Equity Securities, the number of shares, and the holders of all outstanding shares of BDS. There are no shares of Capital Stock of BDS or any option, warrant, right or any other obligation of any nature to issue shares of BDS Capital Stock not fully disclosed on Exhibit 3.02. All shares of outstanding Capital Stock of BDS are duly and validly issued and are fully paid and nonassessable.

         3.03 Power to Agree. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under the Certificate of Incorporation or Bylaws of BDS, any indenture or other agreement or instrument to which BDS is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any government instrumentality or court, domestic or foreign, having jurisdiction over BDS, its securities or its properties.

         3.04 Outstanding Debts of BDS. Attached as Exhibit 3.04 is a list of each debt in excess of $1,000, which is outstanding and due by BDS as of the date reflected on Exhibit 3.04. Exhibit 3.04 reflects the name of each debtor and the principal amount due and payable.

         3.05 Outstanding Material Contracts. BDS shall be subject to no Material Contracts which shall survive the Closing, except those fully disclosed on Exhibit 3.05. All Material Contracts listed on Exhibit 3.05 are not in default on the part of BDS or, to the knowledge of BDS, on the part of any other party thereto except as otherwise stated in Exhibit 3.05.

         3.06     INTENTIONALLY OMITTED.

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         3.07     Financial Condition. BDS represents that, except as set forth in Exhibits 3.04, 3.05 or 3.07:

         (a) BDS has no liabilities or obligations, except those reflected on Exhibits 3.04, 3.05 or 3.07, or arising in the ordinary course of business from the date of this Agreement through the Closing Date. BDS's management does not have any knowledge of facts which would result in additional liabilities or obligations not reflected on Exhibit 3.04, 3.05 or 3.07, or arising in the ordinary course of business from the date of this Agreement through the Closing Date;

         (b) BDS is not in default under or in breach of the provisions of any debt, security, Mortgage Indebtedness, Material Contract or agreement to which it is party, or by which it is bound, which default or breach would materially, adversely affect its business or properties or condition, financial or otherwise, or would result in creation of a lien or charge upon any of the properties or assets of BDS;

         (c) No waiver, indulgence or postponement of any other obligations of BDS hereunder has been granted by the obligee;

         (d) There exists no event, current condition or act which, with the giving of notice or the lapse of time or the happening of any other event or condition, would become a default by BDS under, or breach by BDS of any such debt, security, Mortgage Indebtedness, or Material Contract, or would result in the creation of a lien or charge upon the properties or assets of BDS. None of the terms of any debt, security, Mortgage Indebtedness, or Material Contract, or any other contract or agreement would prevent the consummation of the transaction contemplated by this Agreement; and

         (e) BDS has duly paid or provided for any and all due or payable franchise or annual corporation taxes, license fees, duties tax, withholding or charges levied, assessed or imposed upon it, or levied, assessed or imposed upon any of its property, and for all income, unemployment, social security, occupancy, sales, use, franchise, or other taxes, duties or charges levied, assessed or imposed upon it by the United States or by any state, municipality, or subdivision thereof, and all income, sales and use or franchise returns and reports, as well as all other applicable tax returns and reports required by law or regulation, have either been duly filed or are under an extension and are not under audit or examination known to BDS. BDS has not received any notice of tax deficiency, and there is no reasonable basis to expect that any tax deficiency will be asserted against BDS. BDS has received no notice of a tax audit by any state or federal taxing authority. Except as set forth on
Exhibit 3.07, BDS has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment or collection of federal income taxes.

         3.08     Employees.

         (a) At Closing, except as set forth on Exhibit 3.08, all BDS's shareholder obligations, including those to pension, profit sharing, employee withholding, medical benefits, retirement plans and other employee benefit plans, shall be fully funded and in compliance in all material respects with the requirements of said plans and the requirements of all laws, rules, and regulations applicable to said plans;

         (b) Except as set forth on Exhibit 3.08, BDS's employees shall not be organized into members of any union;

         (c) BDS shall be in compliance in all material respects with all rules and requirements of a safe workplace including, but not limited to, those imposed by OSHA and by applicable state regulatory agencies.


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         3.09     Intellectual Property.

         (a) Exhibit 3.09 is a summary of all Intellectual Property owned or licensed by BDS.

         (b) To the knowledge of BDS, except as set forth on Exhibit 3.09, the Intellectual Property described in Exhibit 3.09 shall, at the Closing, be owned or licensed exclusively and solely by BDS subject to no debt, lien or encumbrance of any third party, except as indicated therein.

         (c) BDS does not know nor does it have reasonable grounds to know of any basis for any action challenging the enforceability or validity of the BDS Intellectual Property listed in Exhibit 3.09 or claiming infringement by the Intellectual Property upon the rights of any third party.

         (d) To the knowledge of BDS, each of the patent applications which have been submitted by BDS was accurate and truthful and contained no material misrepresentations of fact.

         (e) Exhibit 3.09 describes all royalty or other payment obligations to which BDS or its Intellectual Property is subject with regard to its Intellectual Property.

         (f) Exhibit 3.09 lists every person or entity which, to the knowledge of BDS, has a right to claim an interest in or to the Intellectual Property of BDS.

         3.10 Business Plan. Attached as Exhibit 3.10 is the Offering Document which has been delivered by BDS to Purchaser. BDS represents that the Offering Document has not been updated and may not be accurate in all respects. Notwithstanding the foregoing, BDS represents that the Offering Document is materially accurate in its description of the Intellectual Property of BDS and its plans to commercialize same.

         3.11     Litigation and Government Compliance.

         (a) To the knowledge of BDS, there are not material actions, suits, proceedings or governmental investigations pending or threatened against or affecting either BDS or the business of BDS except as set forth on Exhibit 3.11, and BDS is not in violation of or in default under any order, rule or regulation of any governmental agency or branch which, in any case, involves the possibility of materially and adversely affecting the business or condition of BDS except as set forth on Exhibit 3.11.

         3.12     INTENTIONALLY OMITTED.

         3.13     INTENTIONALLY OMITTED.

         3.14 Corporate Records. The Certificate of Incorporation of BDS, as amended through the date hereof, its Bylaws and Minutes contained in the Minute Book of BDS constitute the existing Certificate of Incorporation, as amended, Bylaws and records of proceedings of BDS. The Certificate of Incorporation and Bylaws of BDS are attached as Exhibit 3.14.

         3.15 Accuracy of Deliveries. The representations and warranties of BDS in this Agreement, including all Schedules and Exhibits hereto, and all documents to be delivered by BDS at the Closing in connection with this transaction, are (or at Closing, will be) true and correct in all material respects.

         3.16 Interpretation; Survival of Warranties. The foregoing representations and warranties shall be true and correct as of the Closing Date. Each representation, warranty and agreement shall survive the Closing. The representations and warranties of BDS do not contain, or as of the Closing Date, shall not contain any false or misleading statement of a material fact or omit, as of the Closing Date, to state any material fact necessary in order to make the representations and warranties not misleading.


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         3.17     Deal Points and Outlines. All prior Letters of Intent, Deal
Points or Outlines and other communications or correspondence concerning the subject matter of this Agreement are superseded by this Agreement and are merged into this Agreement and shall not survive the Closing of this Agreement.

         3.18 Brokers. BDS has not engaged any broker in connection with this transaction. Notwithstanding the foregoing, the parties may have been introduced by Michael Pennessi, and as a result thereof, Michael Pennessi may have a claim to a finder's or introducer's fee.


                                  ARTICLE IV.

            Representations, Warranties and Agreements of Purchaser.

         Purchaser, intending BDS and its officers and directors to rely thereon, represents, warrants and agrees as follows:

         4.01 Corporate Standing. Purchaser is a duly organized, validly existing corporation in good standing under the laws of the state of Indiana. Purchaser has full corporate power and authority to own its assets and operate its business in the manner that such business is presently being conducted. Purchaser is qualified to transact business in the state of Indiana, and Purchaser's activities do not require that it qualify to transact business in any other state. Purchaser has all governmental permits, licenses and other authorizations necessary to conduct its business as presently being conducted, and none of the transactions contemplated by this Agreement will terminate or violate any such permits, licenses or authorizations.

         4.02     Power to Agree.

         (a) The execution and delivery of this Agreement, the Security Agreement and Promissory Note A and Promissory Note B, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement, the Security Agreement and Promissory Note A and Promissory Note B will not result in a breach of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser, any indenture or other agreement or instrument to which Purchaser is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any government instrumentality or court, domestic or foreign, having jurisdiction over Purchaser, its securities or its properties.

         (b) The execution, delivery and performance of this Agreement, the Security Agreement and Promissory Note A and Promissory Note B and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entities except such as have been obtained.

         (c) The entering into of this Agreement, the Security Agreement and Promissory Note A and Promissory Note B and the performance thereof has been duly and validly authorized by all required corporate action and does not require any consents other than such as have been unconditionally obtained.

         4.03 Deal Points and Outlines. All prior Letters of Intent, Deal Points or Outlines and other communication or correspondence concerning the subject matter of this Agreement are superseded by this Agreement and are merged into this Agreement and shall not survive the Closing of this Agreement.

         4.04 Brokers. Purchaser has not engaged any broker in connection with this transaction. Notwithstanding the foregoing, the parties may have been introduced by Michael Pennessi, and as a result thereof, Michael Pennessi may have a claim to a finder's or introducer's fee.


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         4.05     Accuracy of Deliveries. This Agreement, all exhibits to this
Agreement and all documents to be delivered by Purchaser at the Closing in connection with this transaction are true and correct.

         4.06 Sophisticated Investor. Purchaser is a sophisticated investor and is experienced in evaluating high risk investments such as the investment contemplated by this Agreement. Purchaser has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of Purchaser's prospective investment in BDS. Purchaser has the ability to bear the economic risks of the investment. Purchaser has been furnished access to information and documents as it has requested and has been afforded an opportunity to ask questions and expect answers from representatives of BDS concerning the terms and conditions of this Agreement. Purchaser has relied upon its own investigation, together with this Agreement, and representations and warranties contained herein, in determining to purchase shares of the Preferred Stock of BDS under this Agreement.

         4.07 Guarantee. The Guarantee of Promissory Note A has been duly executed by Frank O'Donnell and is legally binding and enforceable upon the Guarantor.

         4.08 Interpretation; Survival of Warranties. The foregoing representations, warranties and agreements shall be true and correct as of the Closing Date. Each representation, warranty and agreement shall survive the Closing. None of such representations, warranties and agreements contain or shall contain, as of the Closing Date, any false or misleading statement of a material fact or omit, as of the Closing Date, to state any material fact necessary in order to make the representations, warranties and agreements not misleading.


                                   ARTICLE V.

                                   Covenants.

         5.01 Conduct of BDS Prior to Closing Date. From and after the date of this Agreement and up until and including the Closing Date, BDS shall:

         (a) Carry on its business in substantially the same manner as heretofore carried on;

         (b) BDS shall maintain, in all material respects, compliance with all governmental rules and regulations applicable to its business;

         (c) Not sell, mortgage, pledge, subject to lien or otherwise encumber or dispose of any of its assets, except in the ordinary course of business, and not engage in any transaction other than in the ordinary course of business, without the written consent of Purchaser, which will not be unreasonably withheld or delayed and except that it may settle the Berstein litigation referenced in Exhibit 3.11, provided that Purchaser shall be reasonably satisfied with the terms of any such settlement;

         (d) Maintain its fixed assets and its operating assets in a good and operating state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted;

         (e) Maintain its books, accounts and records in accordance with good accounting practices;

         (f) Maintain in full force and effect insurance comparable in amount and scope of coverage to that which is now maintained;

         (g) Perform, in all material respects, all of its existing obligations relating to or affecting its assets, properties and business in the same manner as heretofore performed;


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         (h)      Use its best efforts to maintain and preserve its business organizations intact and retain its present employees so that they will be available after the Closing Date;

         (i) Not increase any salary or other form of compensation payable to, or to become payable to, any of the employees of BDS;

         (j)      Not pay or accrue any bonuses;

         (k) Not issue any Equity Securities or debt securities without the prior written consent of Purchaser; and

         (l) BDS shall stand still and conduct or engage in, either directly or indirectly, no negotiations or discussions of any nature with any potential investor by or financial source other than Purchaser or Hopkins Capital Group until the Closing Date or any extension thereof as provided in Paragraph 6.01 (the "Standstill Period").

         5.02 Indemnification. Purchaser acknowledges and agrees that BDS will provide for indemnification of its officers and directors for the matters described on Exhibit 3.11 to the fullest extent permitted by law.

         5.03 Right to Purchase Additional Shares. If no uncured Event of Default has occurred as described in Promissory Note A and Promissory Note B, and until the earlier of: (i) the consummation of BDS's Initial Public Offering of Common Stock by a recognized and experienced underwriter pursuant to a Registration Statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act of 1933 as amended, which results in the Common Stock of the Company being listed on a national securities exchange or the NASDAQ stock market; or (ii) 5:00 p.m. Newark, New Jersey time on September 15, 2005, the right to purchase additional shares, as provided in Paragraph 5(a) of Exhibit 1.01, shall continue to be in effect and to be a contractual right of Purchaser under this Agreement for shares of Preferred Stock subsequent to conversion of such shares to Common Stock for a period of one year for Rights, as defined in Paragraph 5(a) of Exhibit 1.01, which are outstanding on the date of conversion of such shares of Preferred Stock. The right to purchase additional shares, following conversion of such shares of Preferred Stock, shall be under the same terms as provided in Paragraph 5(a) of
Exhibit 1.01 for the shares of Preferred Stock before conversion except that, in all calculations, the converted shares of Preferred Stock shall continue to be treated as outstanding Preferred Stock instead of Common Stock. In the event of conversion of part but not all of the shares of Preferred Stock, the converted shares of Preferred Stock shall have the right to purchase additional shares as specified in this Section 5.03 and the shares of Preferred Stock which have not been converted will continue to have the rights to purchase additional shares as specified in Paragraph 5(a) of Exhibit 1.01.


                                  ARTICLE VI.

                                    Closing.

         6.01 Time and Place of Closing. The Closing shall take place no later than three (3) weeks from the execution of this Agreement. Purchaser may extend the Closing Date for two (2) additional weeks by making the $100,000 Extension Advance to BDS which, once paid, shall constitute part of the payment of the Purchase Price. The Closing shall occur at such place as the parties may mutually agree.

         6.02 Items to be Delivered at the Closing. At the Closing, and subject to terms and conditions of this Agreement:


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         (a)      BDS shall deliver or cause to be delivered to Purchaser the following:
                  (i) Certificates representing the Preferred Stock being purchased by Purchaser pursuant to Paragraph 1.01 hereof, fully executed and in form and substance reasonably acceptable to Purchaser and its counsel;

                  (ii) Certified copy of the Meeting of the Board of Directors establishing the rights and terms of the Preferred Stock in accordance with the provisions of Exhibit 1.01;

                  (iii) Certified copy of the minutes of Minutes of the meeting of the Board of Directors of BDS, reflecting the consent to and approval of this Agreement and of all actions required by this Agreement;

                  (iv) Certificate of Status reflecting that BDS is an active corporation in its state of incorporation;

                  (v) Any and all other documents which may be reasonably requested by Purchaser to effectuate and perfect the transaction contemplated by this Agreement;

                  (vi) Legal opinion of counsel for BDS in the form and substance reasonably acceptable to Purchaser; and

         (b) Purchaser shall deliver or cause to be delivered, the following documents to BDS at the Closing:

                  (i) Certified check or wire transfer in the amount of the cash portion of the purchase price as provided in Paragraph 1.02 hereof;

                  (ii)     Promissory Note A in the form of Exhibit 1.02;

                  (iii)    Promissory Note B in the form of Exhibit 1.03;

                  (iv)     The Security Agreement in the form of Exhibit 1.04;

                  (v) Certified Resolution of the Board of Directors of Purchaser authorizing this Agreement and all actions required by this Agreement;

                  (vi) Any and all other documents which may be reasonably requested by BDS to effectuate and perfect the transaction contemplated in this Agreement; and

                  (vii) Legal opinion of counsel for Purchaser in the form and substance reasonably acceptable to BDS.


                                 ARTICLE VII.

                      Conditions--Obligations of Parties.

         7.01 Conditions to Obligations of Purchaser. The obligations of Purchaser hereunder are subject to the conditions (any of which may be waived in writing by Purchaser) that, on the Closing Date:

         (a) All material representations and warranties on the part of BDS made herein shall be true and correct, in all material respects, as of the date hereof and as of the Closing Date (without regard to the exception in Section 3.16), with the same force and effect as if made on the Closing Date, and BDS shall not have materially breached any of its obligations under this Agreement;

         (b) BDS shall have substantially performed and complied with all the material agreements, covenants and conditions required by this Agreement to be performed and complied with by it;

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         7.02     Conditions and Obligations of BDS. The obligations of BDS
hereunder are subject to the conditions (any of which may be waived in writing) on the Closing Date:

         (a) All material representations and warranties on the part of Purchaser made herein shall be true and correct, in all material respects, as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date, and Purchaser shall not have materially breached any of its obligations under this Agreement; and

         (b) Purchaser shall have substantially performed and complied with all the material agreements, covenants and conditions required by this Agreement to be performed and complied with by them.


                                 ARTICLE VIII.

                                    General.

         9.01 Assignability. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

         9.02 Applicable Law. This Agreement shall be construed in accordance with the laws of the state of Delaware.

         9.03 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants, undertakings and agreements made herein shall survive the Closing, notwithstanding any custom or law to the contrary and notwithstanding the delivery of the Preferred Stock and the acceptance thereof. No oral representations or warranties shall survive Closing and all such oral representations and warranties shall be merged into the Closing.

         9.04 Headings. All paragraph headings herein are inserted for the convenience of the parties only and are not a part of and shall not in any way modify or affect the construction or interpretation of any of the provisions of this Agreement.

         9.05 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

         9.06 Construction. Except where the context otherwise requires, words in the plural numbers include the singular thereof, and vice versa, and words of the male gender shall include the female and neuter gender and vice versa.

         This Agreement shall be deemed to have been prepared mutually by all parties and shall not be construed against any particular party as the draftsman.

         9.07 Exhibits. Exhibits are incorporated as material terms and provisions of the Agreement. Disclosures made in an Exhibit are deemed to have been made in and for the purposes of all Exhibits, and omissions from any particular Exhibit shall not be deemed a breach of warranty or representation to the extent the relevant information is contained in one or more other Exhibits attached hereto.

         9.08 Notices. Any notice, request or instruction to be given hereunder by any party to any other shall be in writing delivered personally or sent by certified mail to the address or telecopy number set forth below:


Purchaser:                         MAS
                                   MAS Acquisition XXIII Corp.
                                   865 Longboat Key Club Road
                                   Longboat Key, Florida 34228
                                   Fax: (314) 434-7030


Copy To:                           Samuel S. Duffey
                                   677 N. Washington Blvd., Suite 1
                                   Sarasota, Florida 34236
                                   Fax: (941) 957-3630


BDS:                               BioDelivery Sciences, Inc.
                                   University Heights Science Park
                                   111 Lock Street
                                   Newark, NJ 07103
                                   Fax: (973) 972-0323


Copy to:                           Mel Epstein, Esq.
                                   Stroock & Stroock & Lavan LLP
                                   180 Maiden Lane
                                   New York, NY 10038
                                   Fax: (212) 806-6006


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.


                                                    Purchaser
                                                    MAS Acquisition XXIII, Corp.


                                                    By:
                                                       -------------------------
                                                    Its: Chairman


                                                    BDS
                                                    BioDelivery Sciences, Inc.


                                                    By:
                                                       -------------------------
                                                    Its:

         9.08 Notices. Any notice, request or instruction to be given hereunder by any party to any other shall be in writing delivered personally or sent by certified mail to the address or telecopy number set forth below:


Purchaser:                          MAS
                                    MAS Acquisition XXIII Corp.
                                    865 Longboat Key Club Road
                                    Longboat Key, Florida 34228
                                    Fax: (314) 434-7030

Copy To:                            Samuel S. Duffey
                                    677 N. Washington Blvd., Suite I
                                    Sarasota, Florida 34236
                                    Fax: (941) 957-3630

BDS:                                BioDelivery Sciences, Inc.
                                    University Heights Science Park
                                    111 Lock Street
                                    Newark, NJ 07103
                                    Fax: (973) 972-0323

Copy To:                            Mel Epstein, Esq.
                                    Stroock & Stroock & Lavan LLP
                                    180 Maiden Lane
                                    New York, NY 10038
                                    Fax: (212) 806-6006

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

                                             Purchaser
                                             MAS Acquisition XXIII, Corp.


                                             By:
                                                ------------------------------
                                             Its:


                                             BDS
                                             BioDelivery Sciences, Inc.

                                             By: /s/ Raphael J. Mannino
                                                ------------------------------
                                             Its: President and CEO

                                                                   EXHIBIT 1.01

                          CERTIFICATE OF DESIGNATION,
                           PREFERENCES AND RELATIVE,
                       PARTICIPATING, OPTIONAL OR OTHER
          SPECIAL RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK
           AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                                      OF

                          BIODELIVERY SCIENCES, INC.

                                 -------------

                           Under Section 151 of the
                       Delaware General Corporation Law

                                 -------------

         BioDelivery Sciences Inc. (the "Corporation"), a corporation organized and existed under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, said Board of Directors, at a meeting held on July 19, 2000, at which a quorum was present and acting throughout, adopted a resolution providing for the authorization of a series of Preferred Stock consisting of 273,200 shares, designated Series A Convertible Preferred Stock, which resolution is as follows:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Corporation's Board of Directors by the Corporation's Certificate of Incorporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, par value $0.01 per share, to be designated "Series A Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock") and to consist of Two Hundred Seventy-Three Thousand Two Hundred (273,200) shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series A Preferred Stock, as follows:

         1.       Liquidation.

                  (a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock held by them, the Liquidation Preference (as defined below) plus 8% per annum on the Liquidation Preference calculated from the date the shares of Series A Preferred Stock are initially issued, before any distribution or payment is made to the holders of Common Stock or any Junior Stock. The term "Liquidation Preference" means the quotient of $15,000,000 divided by 210,006, as such number may be adjusted pursuant to Section 1.03 of the Stock Purchase Agreement dated September ___, 2000, (the "Stock Purchase Agreement") between the Corporation and MAS Acquisition XXIII Corp. ("MAS"). If, upon any such liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of all Series A Preferred Stock shall be insufficient to permit the payment in full to such holders of the amount per share hereinabove provided, then the entire assets of the Corporation shall be applied ratably to the payment of such amount to the holders of Series A Preferred Stock then outstanding. Neither the merger or the consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its property and business as an entirety or substantially as an entirety, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 1(a), unless such sale, lease or conveyance shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                  (b) The Corporation shall give the holders of Series A Preferred Stock at least thirty (30) days prior notice of liquidation, dissolution or winding up of the Corporation.

         2. Redemption. The Corporation shall not have a right of redemption with respect to the Series A Preferred Stock.

         3.       Conversion.

                  (a) The holder of any share or shares of Series A Preferred Stock shall have the right, at its option, to convert all or any portion of such shares into fully paid and nonassessable shares of Common Stock of the Corporation, at any time and from time to time after the date of issuance, at the rate of 50.0 shares of Common Stock for each share of Series A Preferred Stock, or at the rate which results from the making of any adjustment specified in subparagraph (g) hereof (the number of shares of Common Stock issuable at any time, giving effect to the latest prior adjustment pursuant to subparagraph (g) hereof, if any, in exchange for one share of Series A Preferred Stock being hereinafter called the "Conversion Rate").

                  (b) In order to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to the right of conversion set forth in subparagraph (a) above, the holder thereof shall surrender the certificate or certificates representing such shares of Series A Preferred Stock, duly endorsed to the Corporation or in blank, at the principal office of the Corporation and shall give written notice to the Corporation that such holder elects to convert the same, stating in such notice the name or names in which such holder wishes the certificate or certificates representing shares of Common Stock to be issued. The Corporation shall, within five (5) business days, deliver at said office or other place to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with any cash to which such holder shall be entitled in lieu of fractional shares in an amount equal to the same fraction of the Liquidation Preference on the business day preceding the day of conversion. Shares of Series A Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to, or upon the written order of, the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to the rights of the shares of Series A Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

                  (c) Notwithstanding the provisions of subparagraph (a) hereof, the issued and outstanding shares of Series A Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate immediately upon the earlier of (i) the consummation of the Corporation's initial public offering of Common Stock by a recognized and experienced underwriter pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, which results in the Common Stock of the Corporation being listed on a national securities exchange or The Nasdaq Stock Market or (ii) 5:00 p.m. Newark, New Jersey time on September 15, 2005

                  (d) Notwithstanding the provisions of subparagraph (a) hereof, upon the occurrence and during the continuance of an Event of Default, as defined in either promissory note A or promissory note B, both dated as of September __, 2000, issued by MAS, the Corporation, at its option, in connection with the exercise of its rights under the security agreement, dated as of September __, 2000, between MAS and the Corporation, may effect the conversion of the issued and outstanding shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Rate;

                  (e) (i) At least ten (10) days prior to the earlier of an anticipated closing of a sale of Common Stock which meets the requirements of paragraph 3(c)(i), or 5:00 p.m. Newark, New Jersey time on September 15, 2000, and (ii) at least five (5) days prior to conversion effected by the Corporation pursuant to subparagraph (d), the Corporation shall give written notice to each holder of record of shares of Series A Preferred Stock, by certified mail enclosed in a postage paid envelope addressed to such holder at such holder's address as the same shall appear on the books of the Corporation. Such notice shall (i) state that such shares are being converted pursuant to paragraphs 3(c) or (d) hereof, (ii) state the date of conversion and (iii) call upon such holder to exchange on or after such date at the principal place of business of the Corporation a certificate or certificates representing the number of shares of Series A Preferred Stock to be converted in accordance with such notice. On or after such date, the holder of Series

A Preferred Stock shall present and surrender the certificate or certificates for the shares of Series A Preferred Stock to the Corporation at the place designated in such notice, and thereupon the Corporation shall deliver to such holder, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Shares of Series A Preferred Stock shall be deemed to have been converted and cancelled on such conversion date and the person or persons entitled to receive the shares of Common Stock issuable upon such automatic conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such conversion date. In the case of automatic conversion pursuant to paragraph 3(c) or (d) hereof, the Corporation shall not be obligated to issue certificates for shares of Common Stock unless certificates evidencing the converted shares of Series A Preferred Stock are delivered to the Corporation.

                  (f) The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Corporation.

                  (g) The Conversion Rate shall be subject to the following adjustments:

                           (i)      If the Corporation shall declare and pay to
the holders of Common Stock a dividend or other distribution payable in shares of Common Stock, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holders would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such shares of Series A

Preferred Stock had been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

                           (ii)     If the Corporation shall subdivide the
outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holders would have owned or been entitled to receive after the happening of any of the events described above if such shares of Series A Preferred Stock had been converted immediately prior to the happening of such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

         4.       Right of First Refusal.

                  (a) If the Corporation offers to sell Additional Shares of Capital Stock (as defined in paragraph 8) to a third party, the holders of the shares of Series A Preferred Stock, in accordance with paragraph 4(b), shall have a right of first refusal to purchase the Additional Shares of Capital Stock for the same dollar value of Consideration (as defined below) and on the same terms as such third party; provided that the right of first refusal shall not be applicable to a public offering of the Corporation's Capital Stock. The Consideration shall be deemed to be the per share amount of cash and the value of any form of non-cash consideration to be received by the Corporation for the sale of Additional Shares of Capital Stock to such third party. The value of non-cash consideration shall be determined by the Corporation's board of directors, provided that if such value is disputed and/or challenged by holders of the shares of Series A Preferred Stock and the Corporation cannot reach a mutually acceptable agreement within 10 business days, all disputes and challenges shall be settled through arbitration to be commenced in the City of Newark under the auspices of the American Arbitration Association.

                  (b) In the event of an offer contemplated by paragraph 4(a), the Corporation shall provide written notice to the holders of the Series A Preferred Stock, setting forth the Consideration and other material terms and conditions of the offer. Such holders shall have ten business days from the date of receipt of any such notice (the "Exercise Period") to agree to purchase in such proportion as they may agree, or failing such agreement, in proportion to the respective numbers of shares of Series A Preferred Stock held by them, the number of Additional Shares of Capital Stock covered by the offer for the same Consideration and otherwise on the same terms and conditions and at the same time specified in the offer; provided that such holders must agree to purchase all of such Additional Shares of Capital Stock and, if they do not so agree during the Exercise Period, the Corporation may sell such Additional Shares of Capital Stock in accordance with such offer.

         5.       Right to Purchase Additional Shares.

                  (a) If the Corporation shall issue any warrants or stock options or other rights to purchase shares of Common Stock (such warrants, stock options or other rights being hereinafter called "Rights") entitling the holders thereof to purchase shares of Common Stock, the holders of the shares of Series A Preferred Stock, in accordance with paragraph 5(b), shall also have the right to purchase shares of Common Stock for the same dollar value of Consideration (as defined below), and otherwise on the same terms as set forth in the Rights.

The Consideration shall be deemed to be the per share amount of cash and the value of any form of non-cash consideration to be received by the Corporation upon exercise of the Rights, plus in the case of Rights issued for cash or non-cash consideration the amount thereof attributable to each share of Common Stock subject to the Rights. The value of non-cash consideration shall be conclusively determined by the Corporation's board of directors, provided that if such value is disputed and/or challenged by holders of the Series A Preferred Stock and the Corporation cannot reach a mutually acceptable agreement within 10 business days, all disputes and challenges shall be settled through arbitration to be commenced in the City of Newark under the auspices of the American Arbitration Association.

                  (b) The Corporation shall notify the holders of the Series A Preferred Stock of the issuance of Rights and the terms thereof promptly after such issuance. In the event that at least 1,000 shares of Common Stock are issued at any time or from time to time pursuant to the exercise of Rights, the Corporation shall provide written notice thereof to the holders of the Series A Preferred Stock identifying such Rights in reasonable detail. Such holders shall have ten business days from the date of receipt of any such notice (the "Exercise Period") to purchase, in such proportion as they may agree, or, failing such agreement in proportion to the respective numbers of shares of Series A Preferred Stock held by them, the number of shares of Common Stock
(the "Percentage Maintenance Shares") that, when added to the aggregate number of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock (the "Aggregate Shares"), would constitute the same percentage of the outstanding Common Stock (assuming conversion of all the then outstanding Series A Preferred Stock) immediately after the purchase of the Percentage Maintenance Shares, as the Aggregate Shares constituted of the outstanding Common Stock (assuming conversion of all the then outstanding
Series A Preferred Stock) immediately before the issuance of such shares of Common Stock pursuant to the exercise of such Rights.

         6.       Voting Rights.

                  (a) For so long as the Minimum Number (as defined below) of shares of Series A Preferred Stock designated herein are issued and outstanding, the holders of the Series A Preferred Stock shall have the right, voting separately as a class, to elect a majority of the Board of Directors of the Corporation, with the holders of the Common Stock having the right, voting separately as a class, to elect the remaining directors (the "Common Stock Directors"), provided, however, that at all times during such period, the minimum number of Common Stock Directors shall be fixed at three. The term "Minimum Number" means the number that is 50% of 210,006 as such latter number may be adjusted pursuant to Section 1.03 of the Stock Purchase Agreement.

                  (b) For so long as the Minimum Number of shares of Series A Preferred Stock designated herein are issued and outstanding, any decision by the Board of Directors of the Corporation with respect to the merger, sale of substantially all the assets, or liquidation of the Corporation, a disposition (through licensing out of the ordinary course of business or otherwise) of the Corporation's intellectual property, any decrease in executive compensation, any affiliate transaction, the declaration of dividends or distributions or any amendment to the Corporation's Certificate of Incorporation or by-laws shall require the favorable vote of one of the Common Stock Directors, at the time in office.

                  (c) For matters other than as set forth in paragraphs 6(a) and 6(b) and except as otherwise required by the Delaware General Corporation Law, the holders of shares of Series A Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock and not by classes, on all matters on which holders of Common Stock shall have the right to vote. The holders of shares of Series A Preferred Stock shall have the right to cast one vote for each share of Common Stock into which each share of Series A Preferred Stock held by them is at the time convertible.

                  (d) Without the prior approval of the holders of a majority of the shares of Series A Preferred Stock outstanding, the Corporation will not (i) authorize, create or issue any series or shares of capital stock senior or pari passu to the Series A Preferred Stock, or (ii) take any action which would alter or adversely affect the rights of the holders of the Series A Preferred Stock.

         7.       General Provisions.

                  (a) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of such shares shall be considered an issue or sale of Common Stock, for the purposes of paragraphs 4 and 5.

                  (b) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock at the time outstanding. The Corporation shall take such corporate action as shall be necessary in order that the

Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of Series A Preferred Stock in accordance with the provisions hereof.

                  (c) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the Liquidation Preference on the business day preceding the day of conversion.

                  (d) Except as otherwise provided herein, the holders of the shares of Series A Preferred Stock have the right to participate in all matters on a share-by-share basis with outstanding shares of Common Stock without regard to class of stock.

         8.       Definitions.

                  (a) "Additional Shares of Capital Stock" shall mean all shares of stock of the Corporation issued by the Corporation after the date hereof, except Common Stock which may be issued pursuant to (i) conversion of the Series A Preferred Stock and (ii) shares of stock issued pursuant to the exercise of Rights.

                  (b) "Common Stock" shall mean the common stock, par value $0.0001 per share, of the Corporation.

                  (c) "Junior Stock" shall mean any class or series of capital stock of the Corporation which may be issued which, at the time of issuance, is not declared to be on a parity with or senior to the Series A Preferred Stock as to all of the following: dividends, rights upon liquidation or redemption or voting rights.

         IN WITNESS WHEREOF, the undersigned has executed this certificate this __ day of September, 2000.


                                   BIODELIVERY SCIENCES, INC.


                                   By:
                                       ----------------------

                                                                   EXHIBIT 1.02


                               PROMISSORY NOTE A


$500,000                                                   SEPTEMBER ____, 2000


         FOR VALUE RECEIVED, MAS Acquisition XXIII, Inc. ("Payor") promises to pay to BioDelivery Sciences, Inc. ("Lender") at University Heights Science Park, 111 Lock Street, Newark, New Jersey 07103, the principal sum of Five Hundred Thousand ($500,000) Dollars, together with interest from the date hereof at the rate of eight percent (8%) per annum as follows: $500,000 shall be paid on January 1, 2001 together with interest accrued through that date (the "Installment").

         This Promissory Note A is secured by a Security Agreement between Payor and Lender, dated September ____, 2000.

         In the case of the happening of any of the following events (each called an "Event of Default"):

                  (a) Payor shall default in the payment of the Installment, or interest on this Promissory Note A, as and when due and payable, and such default continues unremedied for a period of ten (10) business days;

                  (b) Payor shall (A) become insolvent or admit in writing its inability to pay its debts as they mature, (B) apply for, consent to, or acquiesce in the appointment of a receiver, trustee, liquidator or similar official for itself or any of its assets, (C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent, (E) voluntarily commence a proceeding or file a petition under any law relating to bankruptcy, insolvency, the relief of debtors or the liquidation or adjustment of indebtedness or (F) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (c) below;

                  (c) an involuntary proceeding shall be commenced or an involuntary petition shall be filed under any law relating to bankruptcy, insolvency, the relief of debtors or the liquidation or adjustment of indebtedness, against Payor, or the assets of Payor, and such proceeding or petition shall not be dismissed within sixty (60) days; or

                  (d)      any of Payor's representations or warranties in
Article IV of the Stock Purchase Agreement between Payor and Lender, dated September 5, 2000, or any of its representations in Section 5 of the Security Agreement shall prove to have been false or incorrect in any material respect as of the date when made and which is not cured within twenty (20) days following written notice by the Lender;

then Lender may, upon and during the continuance of such Event of Default, upon written notice, accelerate all unpaid amounts due under this Promissory Note A; provided that, in the case of an Event of Default specified in paragraphs (b) and (c) above, such acceleration shall automatically occur. In addition, upon the occurrence and during the continuance of an Event of Default, Lender may exercise any or all of the rights, powers and remedies vested in it by the Security Agreement and/or any or all rights, powers and remedies available to Lender at law or in equity or by statute or otherwise for the protection and enforcement of the rights of Lender. In the event of an Event of Default, the Lender may recover all reasonable costs of collection including, but not limited to, reasonable attorney fees.

         This Promissory Note A is made and executed hereunder and is governed by the laws of the State of Delaware.


                                    MAS Acquisition XXIII, Inc.


                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:


         Payment of the principal of and interest on the above Promissory Note A when due (whether at maturity, by acceleration or otherwise) is unconditionally and irrevocably guaranteed by the undersigned as a primary obligation. The undersigned hereby waives notice of acceptance of this guarantee and any other notice, agrees that the Lender may modify the obligation of the Payor under the above Promissory Note A or under the Security Agreement referred to above (including releasing or changing the collateral referred to therein) without affecting the undersigned's obligation under this guarantee which is absolute and continuing, and waives any rights of subrogation and any defenses of a surety or guarantor (except payment strictly in accordance with the terms of the above Promissory Note A).


                                    ------------------------------------------
                                    Frank O'Donnell, M.D.

                                                                    EXHIBIT 1.03


                               PROMISSORY NOTE B


$13,500,000                                                 SEPTEMBER ____, 2000


         FOR VALUE RECEIVED, MAS Acquisition XXIII, Inc. ("Payor") promises to pay to BioDelivery Sciences, Inc. ("Lender") at University Heights Science Park, 111 Lock Street, Newark, New Jersey 07103, the principal sum of Thirteen Million Five Hundred Thousand ($13,500,000) Dollars, together with interest from the date hereof at the rate of eight percent (8%) per annum as follows:
(i) $1,750,000 shall be paid on April 1, 2001 together with interest accrued through that date (the "Initial Installment"); (ii) $1,750,000 shall be paid on September 30, 2001 together with interest accrued through that date (the "Second Installment"); (iii) $5,000,000 shall be paid on May 31, 2002 together with interest accrued through that date (the "Third Installment"); and (iv) $5,000,000 shall be paid on December 30, 2002 together with interest accrued through that date (the "Final Installment").

         This Promissory Note B is secured by a Security Agreement between Payor and Lender, dated September ____, 2000.

         In the case of the happening of any of the following events (each called an "Event of Default"):

                  (a) Payor shall default in the payment of any of the Promissory Note A, dated September ____, 2000 issued by Payor to Lender, the Initial Installment, the Second Installment, the Third Installment or the Final Installment or interest on this Promissory Note B, as and when due and payable, and such default continues unremedied for a period of ten (10) business days;

                  (b) Payor shall (A) become insolvent or admit in writing its inability to pay its debts as they mature, (B) apply for, consent to, or acquiesce in the appointment of a receiver, trustee, liquidator or similar official for itself or any of its assets, (C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent, (E) voluntarily commence a proceeding or file a petition under any law relating to bankruptcy, insolvency, the relief of debtors or the liquidation or adjustment of indebtedness or (F) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (c) below;

                  (c) an involuntary proceeding shall be commenced or an involuntary petition shall be filed under any law relating to bankruptcy, insolvency, the relief of debtors or the liquidation or adjustment of indebtedness, against Payor, or the assets of Payor, and such proceeding or petition shall not be dismissed within sixty (60) days; or

                  (d)      any of Payor's representations or warranties in
Article IV of the Stock Purchase Agreement between Payor and Lender, dated September 5, 2000, or any of its representations in Section 5 of the Security Agreement shall prove to have been false or incorrect in any material respect as of the date when made and which is not cured within twenty (20) days following written notice by the Lender;

then Lender may, upon and during the continuance of such Event of Default, upon written notice, accelerate all unpaid amounts due under this Promissory Note B; provided that, in the case of an Event of Default specified in paragraphs (b) and (c) above, such acceleration shall automatically occur. In addition, upon the occurrence and during the continuance of an Event of Default, Lender may exercise any or all of the rights, powers and remedies vested in it by the Security Agreement and/or any or all rights, powers and remedies available to Lender at law or in equity or by statute or otherwise for the protection and enforcement of the rights of Lender. In the event of an Event of Default, the Lender may recover all reasonable costs of collection including, but not limited to, reasonable attorney fees.

         This Promissory Note B is made and executed hereunder and is governed by the laws of the State of Delaware.


                                   MAS Acquisition XXIII, Inc.


                                   By:
                                       -----------------------
                                       Name:
                                       Title